Media General Reports Second-Quarter 2007 Results

RICHMOND, Va., July 19 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported net income of $5.1 million, or 22 cents per diluted share, compared to net income of $20.2 million, or 85 cents per diluted share, in the 2006 second quarter. In the 2006 quarter, income from continuing operations was $18.3 million, or 77 cents per diluted share, which excluded the four CBS stations that Media General divested in 2006. Total company revenues of $241.2 million increased 4.8 percent, including the four new NBC stations acquired on June 26, 2006. Excluding the new stations, total revenues decreased 5.7 percent.

"Our second-quarter results mostly reflected a decrease in Publishing Division operating profit, driven primarily by a significant decline at The Tampa Tribune, an equity loss from SP Newsprint and higher interest expense," said Marshall N. Morton, president and chief executive officer.

"Over the past few years, we saw significant growth in our Tampa operations, as the economy and market conditions in Florida outpaced many U.S. markets. Florida's economy, however, has dramatically reversed, driven by an adjustment in the housing market following several record-breaking years," said Mr. Morton. "These unfavorable market developments, together with substantial increases in property insurance, property taxes and energy costs, have led to reduced discretionary spending by consumers and businesses. Weak consumer confidence has also had a negative impact on other sectors of the economy, and advertisers have significantly reduced spending in many categories.

"The Tampa Tribune's performance improvement program, announced in April, is largely implemented. Certain operations have been centralized and consolidated and others outsourced. At the same time, the newspaper has implemented a number of sales initiatives in all of the Classified categories, and has also developed content improvements," he said.

"Lower Broadcast Division profit in the second quarter included a $2.8 million decline in Political spending in this off-election year. While National time sales increased, transactional time sales overall remained soft in many markets," he said. "The performance of our four new NBC stations improved in the second quarter compared to this year's first quarter. We have implemented a number of sales and programming initiatives to help drive revenue and audience growth at the new stations.

"The Interactive Media Division delivered record revenues of $9.5 million and generated its first profitable quarter from operations. Page views and visitor sessions increased 29 percent and 36 percent, respectively, including the new NBC station Web sites," said Mr. Morton.

Publishing Division

Publishing Division profit in the quarter declined by 28.7 percent. Total Publishing revenues decreased 9.6 percent, and newspaper advertising revenues were down 11 percent from 2006.

Classified advertising revenues decreased $9.6 million, or 16.7 percent. The Richmond Times-Dispatch was even with last year, while The Tampa Tribune and Winston-Salem Journal reported decreases of 36.7 percent and 8.9 percent, respectively. In the aggregate, the Community Newspapers group reported a decrease of 5.2 percent in Classified revenues.

Help-wanted linage for the company's three metro newspapers declined 22.8 percent, including decreases of 31.7 percent, 15.8 percent and 27.1 percent at The Tampa Tribune, Richmond Times-Dispatch and Winston-Salem Journal, respectively.

Automotive linage was down 20.3 percent for the three metros, including decreases of 28.3 percent, 6.4 percent and 16.8 percent, at The Tampa Tribune, Richmond Times-Dispatch and Winston-Salem Journal, respectively.

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Real estate linage at the three metros decreased 27.2 percent, compared to a very strong real estate market last year, especially in Tampa. The Richmond Times-Dispatch generated an increase of 6.4 percent, reflecting strong advertising from real estate developers and longer average periods that houses are remaining on the market. The Tampa Tribune and Winston-Salem Journal saw declines of 49.9 percent and 15.1 percent, respectively, from the prior year.

Retail revenues decreased $3.7 million, or 6.5 percent. The Tampa Tribune and its associated daily newspapers saw a 9 percent decline in Retail revenues, which reflected lower home improvement, furniture store, grocery store and medical advertising, partially offset by increased revenues from a Spanish-language weekly newspaper and a specialty magazine. Retail revenues at the Richmond Times-Dispatch and its associated weekly newspapers declined 4 percent, reflecting lower spending in the department store, financial and furniture store categories as well as the elimination of two products, partially offset by revenues from a new weekly newspaper. At the Winston-Salem Journal, Retail revenues were down 11.2 percent, and included decreases in the home improvement, financial and department store categories. Retail revenues for the Community Newspaper group declined
4.3 percent.

National advertising revenues decreased $410,000, or 4.1 percent. The Tampa Tribune and its associated daily newspapers decreased 9.5 percent, driven by lower spending in the automotive, travel and grocery store advertising categories. The Richmond Times-Dispatch was down 3.5 percent, because a major ad campaign last year did not repeat in 2007. Running counter to the trend, the Winston-Salem Journal reported a 5.1 percent increase in National revenues, primarily reflecting higher medical advertising and the increased use of color.

While Circulation revenues for the second quarter decreased $920,000, or 4.5 percent, approximately 70 percent of the decline was the result of a change in wholesale rates to carriers, for which there is a corresponding expense reduction. Excluding this change, Circulation revenues were down only 1.4 percent. Five Media General newspapers increased their net-paid Daily Circulation for the second quarter, and six did so for Sunday.

Total Publishing Division expenses decreased 4.5 percent for the quarter, including a 21.2 percent decline in newsprint expense, mostly the result of lower consumption of 12.9 percent. The average price per ton for newsprint decreased $57, or 9.5 percent, from last year. Salaries and benefits declined 1.4 percent and 5.6 percent, respectively.

Broadcast Division

Broadcast Division profit for the quarter declined $402,000, or 2 percent, including the new NBC stations. Excluding these stations, segment profit decreased 22.5 percent. Total Broadcast revenues grew 30.6 percent, to $97.1 million, including the new stations. Same-station total revenues decreased by 2.1 percent.

Gross time sales increased $25 million, or 33.4 percent, including the new stations, and same-station time sales decreased 3.4 percent. These results were mostly due to a reduction in Political spending in this off-election year.

Local time sales increased $15.8 million, or 34 percent, including the new stations. Same-station Local time sales decreased 1.9 percent. Lower spending in the automotive, furniture, health care and fast food categories was partially offset by higher entertainment and home improvement advertising.

National time sales increased $12 million, or 49.6 percent, including the new stations. Same-station National time sales rose 6 percent. Categories showing increases for the quarter included telecommunications, services and entertainment, while automotive and fast food advertising declined.

Total Political revenues of $1.3 million compared with $4.1 million in the 2006 quarter. The current year reflected spending for gubernatorial races in Kentucky, Louisiana, Mississippi and North Carolina, and issue advertising in Florida, Ohio, Rhode Island, South Carolina and Alabama.

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Same-station Broadcast expenses increased 4 percent, excluding higher cost of goods sold at the division's equipment subsidiary. The increase mostly reflected higher salaries, benefits, programming and depreciation.

Interactive Media Division

Interactive Media Division revenues of $9.5 million increased 44.5 percent over the 2006 quarter, including Web sites associated with the new NBC stations. The performance was led by the division's Blockdot advergaming business, which was profitable for the quarter on revenues that more than tripled from the prior year. Segment profit in the quarter of $346,000 compared to a loss of $798,000 in the 2006 period. Local online revenues increased 66 percent as the result of growth in banners and sponsorships and increased direct sales and training. National/Regional revenues more than doubled, due to expanded network relationships. Classified advertising was down 7.2 percent, mostly reflecting lower help-wanted and real estate advertising, partially offset by revenues from the Yahoo!HotJobs initiative.

Other Results

Interest expense increased by $7.1 million, as a result of the borrowings for the acquisition of the NBC stations. The company's share of SP Newsprint's results was a loss of $2.4 million compared to last year's income of $4.6 million. This decline was due to lower consumption and newsprint prices as well as higher raw materials costs. Corporate expense was down 6.6 percent, reflecting lower retirement- related expenses.

EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) in the second quarter of 2007 was $43.7 million, compared with $54.3 million in the 2006 period. After-Tax Cash Flow was $25.6 million compared to $35.5 million in the prior year. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $7.3 million, compared with $9.8 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

While visibility is limited, particularly in Tampa, Media General provided the following general outlook for the third quarter of 2007. The Publishing Division expects continued downward pressure from lower Classified advertising and any revenue decline in the quarter will be partially offset by lower newsprint expense.

The Broadcast Division does not expect to be able to recover entirely the absence of last year's third-quarter Political revenues of $11.5 million. The Interactive Media Division expects revenue growth of approximately 50 percent, led by Blockdot's advergaming business. The company expects that its share of SP Newsprint's results will be a loss of approximately $5 million compared to last year's income of $3.5 million, due largely to weak newsprint prices.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-888-396-2386 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the "Live Earnings Conference" link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. and ending at 12 p.m. July 26, 2007, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 28418641.

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Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company's publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company's broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company's interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

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Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
(Unaudited, in thousands	July 1,	June 25,	July 1,	June 25,
except per share amounts)	2007	2006	2007	2006

Revenues	$241,188	$230,058	$471,542	$447,501

Operating costs:
Production	106,926	97,403	216,630	193,521
Selling, general and
administrative	88,674	82,981	182,013	168,630
Depreciation and amortization	20,450	17,200	41,073	34,207
Total operating costs	216,050	197,584	439,716	396,358
Operating income	25,138	32,474	31,826	51,143

Other income (expense):
Interest expense	(15,186)	(8,106)	(30,160)	(15,648)
Investment income (loss)
- unconsolidated affiliates	(2,305)	4,508	(4,606)	4,839
Other, net	379	162	771	465
Total other expense	(17,112)	(3,436)	(33,995)	(10,344)

Income (loss) from continuing
operations before income taxes	8,026	29,038	(2,169)	40,799

Income taxes	2,906	10,776	(785)	15,198

Income (loss) from continuing
operations	5,120	18,262	(1,384)	25,601
Income from discontinued
operations (net of tax)	—	1,914	—	1,242
Net income (loss)	$5,120	$20,176	$(1,384)	$26,843

Net income (loss) per common share:
Income (loss) from continuing
operations	$0.23	$0.77	$(0.06)	$1.09
Discontinued operations	—	0.08	—	0.05
Net income (loss)	$0.23	$0.85	$(0.06)	$1.14

Net income (loss) per common
share - assuming dilution:
Income (loss) from continuing
operations	$0.22	$0.77	$(0.06)	$1.08
Discontinued operations	—	0.08	—	0.05
Net income (loss)	$0.22	$0.85	$(0.06)	$1.13

Weighted-average common shares
outstanding:
Basic	22,637	23,591	23,146	23,590
Diluted	22,835	23,763	23,146	23,787

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Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended July 1, 2007
Consolidated revenues	$136,381	$97,088	$9,450	$(1,731)	$241,188

Segment operating cash flow	$29,014	$27,378	$573		$56,965
Recovery on investment			188		188
Depreciation and amortization	(6,438)	(7,531)	(415)		(14,384)

Segment profit	$22,576	$19,847	$346		42,769

Unallocated amounts:
Interest expense					(15,186)
Equity in net loss of unconsolidated affiliates					(2,305)
Acquisition intangibles amortization					(4,887)
Corporate expense					(10,020)
Other					(2,345)

Consolidated income before income taxes					$8,026

Quarter Ended June 25, 2006
Consolidated revenues	$150,851	$74,345	$6,540	$(1,678)	$230,058

Segment operating cash flow	$38,158	$25,174	$(436)		$62,896
Depreciation and amortization	(6,495)	(4,925)	(362)		(11,782)

Segment profit (loss)	$31,663	$20,249	$(798)		51,114

Unallocated amounts:
Interest expense					(8,106)
Equity in net income of unconsolidated affiliates					4,508
Acquisition intangibles amortization					(4,164)
Corporate expense					(10,729)
Other					(3,585)

Consolidated income from continuing
operations before income taxes					$29,038

Six Months Ended July 1, 2007
Consolidated revenues	$276,123	$181,373	$17,457	$(3,411)	$471,542

Segment operating cash flow	$54,319	$43,003	$415		$97,737
Recovery on investment			188		188
Depreciation and amortization	(12,889)	(15,080)	(860)		(28,829)

Segment profit (loss)	$41,430	$27,923	$(257)		69,096

Unallocated amounts:
Interest expense					(30,160)
Equity in net loss of unconsolidated affiliates					(4,606)
Acquisition intangibles amortization					(9,770)
Corporate expense					(20,275)
Other					(6,454)

Consolidated loss before income taxes					$(2,169)

Six Months Ended June 25, 2006
Consolidated revenues	$299,014	$138,931	$12,716	$(3,160)	$447,501

Segment operating cash flow	$71,860	$42,177	$(985)		$113,052
Depreciation and amortization	(12,750)	(9,836)	(725)		(23,311)

Segment profit (loss)	$59,110	$32,341	$(1,710)		89,741

Unallocated amounts:
Interest expense					(15,648)
Equity in net income of unconsolidated affiliates					4,839
Acquisition intangibles amortization					(8,327)
Corporate expense					(21,412)
Other					(8,394)

Consolidated income from continuing
operations before income taxes					$40,799

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Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	July 1,	December 31,
(Unaudited, in thousands)	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$12,195	$11,930
Accounts receivable-net	131,364	139,538
Inventories	6,917	9,650
Other	43,201	41,630

Total current assets	193,677	202,748

Investments in unconsolidated affiliates	80,255	84,854

Other assets	77,160	71,117

Property, plant and equipment - net	489,523	490,049

Excess of cost over fair value of net identifiable
assets of acquired businesses - net	936,523	935,023

FCC licenses and other intangibles - net	712,076	721,437

Total assets	$2,489,214	$2,505,228

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$24,780	$34,292
Accrued expenses and other liabilities	86,078	92,712
Income taxes payable	—	4,516

Total current liabilities	110,858	131,520

Long-term debt	972,000	916,320

Deferred income taxes	287,992	281,670

Other liabilities and deferred credits	240,354	238,358

Stockholders' equity(1)	878,010	937,360

Total liabilities and stockholders' equity	$2,489,214	$2,505,228

(1) 2007 Includes a $4.9 million direct charge related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.

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Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	July 1,	June 25,	July 1,	June 25,
(Unaudited, in thousands)	2007	2006	2007	2006

Income (loss) from continuing operations	$5,120	$18,262	$(1,384)	$25,601
Interest	15,186	8,106	30,160	15,648
Taxes	2,906	10,776	(785)	15,198
Depreciation and amortization	20,450	17,200	41,073	34,207

EBITDA from continuing operations	$43,662	$54,344	$69,064	$90,654

Income (loss) from continuing operations	$5,120	$18,262	$(1,384)	$25,601
Depreciation and amortization	20,450	17,200	41,073	34,207

After-tax cash flow	$25,570	$35,462	$39,689	$59,808

After-tax cash flow	$25,570	$35,462	$39,689	$59,808
Capital expenditures	18,300	25,704	37,791	44,431

Free cash flow	$7,270	$9,758	$1,898	$15,377

SOURCE Media General, Inc.
-0-	07/19/2007
/CONTACT: Investors, Lou Anne J. Nabhan, +1-804-649-6103, or Media, Ray Kozakewicz, +1-804-649-6748/

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